Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FIRST QUARTER 2010 RESULTS

Company maintains 2010 guidance in a range between $1.20 and $1.35

TAMPA, May 4, 2010 — TECO Energy, Inc. (NYSE:TE) today reported first quarter 2010 net income of $55.8 million or $0.26 per share, compared to $34.7 million or $0.16 per share in the first quarter of 2009. First quarter results in 2010 were reduced by charges of $16.2 million for early debt retirement and $0.9 million for restructuring; results in the first quarter of 2009 benefited from $5.1 million of net charges and gains, primarily the gain on the sale of the Guatemalan telecommunications provider, Navega. These are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

TECO Energy Chairman and CEO Sherrill Hudson said, “We are pleased with the great start to 2010. Our Florida utilities had the benefit of the coldest winter weather in many years, which allowed Tampa Electric to set a new all-time peak demand record in January. Our coal operations are realizing the benefits of better selling prices as the world’s economy, especially the steel industry, recovers. Unemployment in Florida remains high, but we’re seeing some signs of improvement in the economy, and in the housing market where the home-buyer tax credit appears to be spurring some new construction and sales of existing homes at this time.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results exclude the charges and gains described following the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons

	3 months ended Mar. 31		12 months ended Mar. 31
(millions)	2010	2009	2010	2009
Net income attributable to TECO Energy	$55.8	$34.7	$235.0	$166.3
Non-GAAP Results	$72.9	$29.6	$273.3	$181.5

First quarter 2010 non-GAAP results excluded $16.2 million of early debt retirement charges and the final $0.9 million of restructuring charges. The $16.2 million charge represents premiums and costs associated with the early retirement of $300 million of

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TECO Energy and TECO Finance notes having original maturities in 2011 and 2012. First quarter 2009 results excluded a $3.6 million loss on auction rate securities held at TECO Energy, and an $8.7 million net gain on the sale of TECO Guatemala’s 16.5% interest in the Central American fiber optic telecommunications provider Navega. (See the Results Reconciliation table.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information (in millions)	3 months ended Mar. 31		12 months ended Mar. 31
Net Income (loss)	2010	2009	2010	2009
Tampa Electric	$48.1	$18.3	$190.0	$138.0
Peoples Gas System	17.9	11.2	38.6	28.3
TECO Coal	16.8	8.0	46.1	18.6
TECO Guatemala	10.4	13.2	35.8	39.5
Parent/other	(37.4)	(16.0)	(75.5)	(58.1)

Net income attributable to TECO Energy	$55.8	$34.7	$235.0	$166.3

Operating Company Results

All amounts included in the operating company and Parent/other results discussions are after tax, unless otherwise noted.

Due to an accounting rule change related to variable interest entities (VIEs), effective Jan. 1, 2010 the San José and Alborada power stations at TECO Guatemala were consolidated in the financial statements of TECO Energy. Prior periods have not been restated to reflect this change, which did not affect net income.

Tampa Electric

Net income for the first quarter was $48.1 million, compared with $18.3 million for the same period in 2009. Results for the quarter reflected significantly higher energy sales as a result of one of the coldest winters in the Tampa area in approximately 40 years. Results for the quarter also reflected higher base rates effective in May 2009 and the 2010 portion of rates approved by the FPSC in December, and lower operations and maintenance expenses discussed below. Net income included $1.0 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, compared with $3.3 million in the 2009 period.

The pretax base revenue benefit from the exceptionally cold weather is estimated to be between $15 and $20 million for the 2010 quarter compared to the same period last year. Pretax base revenues increased between $25 and $30 million in the first quarter of 2010 due to the new base rates approved by the FPSC for Tampa Electric effective in May 2009 and on Jan. 1, 2010.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, decreased $5.1 million, or about 9%, in the first quarter of 2010, compared to the

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same period in 2009, reflecting lower generating unit maintenance expenses due to the timing and scope of maintenance outages, lower expenses to operate the distribution system, and the benefits of the 2009 restructuring actions. Pension expense increased in the quarter, as expected, reflecting the impact of the 2008 financial market downturn on pension assets. Interest expense increased due to higher levels of outstanding long-term debt. Depreciation and amortization expense increased due to additions to facilities to serve customers, including the combustion turbines to meet peak load and the rail car unloading facilities at the Big Bend Power Station, all completed in 2009.

Tampa Electric’s retail energy sales increased 7.4% in the first quarter driven primarily by total heating and cooling degree days 37% above normal and 33% above 2009 levels, which drove an 18% increase in sales to the weather-sensitive residential customers. Sales to non-phosphate industrial customers declined almost 11%, reflecting the current Florida economic situation. Off-system sales declined due to lower coal-fired unit availability and the need to meet native load demand during the abnormally cold weather. The average number of customers increased 0.4% in the 2010 first quarter as a result of improvements in the Florida housing market, which appear to be driven by the home-buyer tax credit programs.

Peoples Gas

Peoples Gas reported net income of $17.9 million for the first quarter, compared to $11.2 million in the same period in 2009. Pretax base revenues increased approximately $10 million due to the unusually cold winter weather and approximately $1 million due to the higher permanent base rates which became effective in June 2009. Quarterly results reflect a 0.2% higher average number of customers primarily due to winter seasonal residents. Total therm sales increased 25%, driven by 40% and 14% increases in sales to residential and commercial customers, respectively, due to the colder than normal winter weather. Higher therm sales to industrial customers reflect generally higher usage by those customers. Gas transported for power generation customers and off-system sales increased in 2010 compared to the first quarter of 2009 due to high energy demands from the cold weather. Non-fuel operations and maintenance expense was essentially unchanged compared to 2009 levels. Results also reflect slightly higher depreciation and property tax expenses due to routine plant additions.

TECO Coal

TECO Coal reported first quarter net income of $16.8 million, compared to $8.0 million in the same period in 2009. Results in 2010 included a $3.3 million benefit from the settlement of state income tax issues recorded in prior years.

In 2010, first quarter sales were 2.1 million tons, compared to 2.3 million tons in the first quarter of 2009. Results reflected an average net per-ton selling price, excluding transportation allowances, of more than $76 per ton, almost 10% higher than in 2009. First-quarter sales volumes were affected by rail shipment disruptions throughout Central Appalachia from severe winter weather in January and February. Shipping volumes partially recovered in March and full-year sales are expected to be at previously forecasted levels. In the first quarter of 2010, the all-in total per-ton cost of production was $68 per ton, an increase of less than 4% over 2009’s level and within the cost guidance range previously provided. Costs increased in the first quarter primarily due to the timing of certain surface mine reclamation activities early in the year and lost productivity due to winter weather. TECO Coal’s effective income tax rate in the first quarter of 2010 was 23%, excluding the effect of the state income tax settlement, compared to 14% in the 2009 period.

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TECO Guatemala

TECO Guatemala reported first quarter net income of $10.4 million in 2010, compared to $13.2 million in the 2009 period. TECO Guatemala’s first quarter 2009 non-GAAP results of $4.5 million excluded the $8.7 million gain from the sale of the telecommunications service provider, Navega, which was sold in the first quarter of 2009 (see the Results Reconciliation table). The improved 2010 first quarter results reflect a full quarter of normal operations for the San José Power Station, compared to the first quarter of 2009 when the plant experienced unplanned outages for much of the quarter. Improved availability allowed for higher spot energy sales at higher margins driven by the current high cost of residual fuel oil, which sets the market clearing price, and lower than normal power supplies from hydro-electric sources. Higher net income from normal operations and spot energy sales was partially offset by $2.0 million lower capacity payments under the power sales contract. Capacity payments for the San José Power Station are based on a 12-month rolling average availability, and were reduced starting in the second half of 2009 as a result of the unplanned outages in the first six months of 2009. At EEGSA, the distribution utility, 2010 first quarter results reflect the benefit of customer growth, higher energy sales, and cost control measures to offset the impact of the lower distribution tariff implemented in August 2008. Higher earnings at the remaining DECA II unregulated EEGSA-affiliated companies, which provide, among other things, electricity transmission services, wholesale power sales to unregulated electric customers and engineering services, were more than offset by the absence of Navega earnings after its sale.

Parent / Other

Parent/other cost in the first quarter was $37.4 million, compared to a cost of $16.0 million for the 2009 period. First quarter 2010 non-GAAP results for Parent/other were a cost of $20.3 million, which excluded a $16.2 million charge related to the early debt retirement previously described and a $0.9 million charge related to the 2009 restructuring activities. The 2009 non-GAAP cost of $12.4 million excluded a $3.6 million valuation adjustment on student loan securities held at TECO Energy parent (see the Results Reconciliation table). Results in 2010 included a $5.2 million negative valuation adjustment to foreign tax credits based on estimated foreign source income and projected timing of the utilization of the net operating loss (NOL) carry forwards, and a $1.1 million charge to adjust deferred tax balances related to the Medicare Part D subsidies as a result of the recently enacted Patient Protection and Affordable Care Act.

Cash and Liquidity

The table below sets forth the Mar. 31, 2010 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Finance and Tampa Electric Company credit facilities.

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Balances as of Mar. 31, 2010

(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	25.6	18.9	—	6.7

Available credit facilities	649.4	456.1	—	193.3
Cash and short-term investments	230.9	13.9	31.9	185.1

Total liquidity	$880.3	$470.0	$31.9	$378.4

In the first quarter, TECO Energy and TECO Finance tendered for, purchased and retired a total of $300 million of 7.00% and 7.20% notes, and TECO Finance issued $250 million of 4.00% notes due in 2016 and $300 million of 5.15% notes due in 2020. In April 2010, TECO Energy redeemed all of its $100 million of its outstanding floating rate notes due in May 2010 and $100 million of its 7.20% notes due in 2011.

2010 Guidance and Business Drivers

TECO Energy is maintaining its 2010 earnings per share guidance range between $1.20 and $1.35, excluding charges and gains. TECO Energy expects earnings in 2010 to be driven by the factors discussed below.

Tampa Electric and Peoples Gas have combined the organizations under a single management team with new organizational structures following the restructuring actions taken in the third quarter of 2009. These actions have reduced Tampa Electric’s expected operations and maintenance expenses in 2010 to approximately 2008 levels to offset the approximately $40 million revenue shortfall compared to the revenue projections filed in its base rate case. These restructuring actions are expected to enable the utilities to earn the authorized returns on equity set in the respective 2009 rate case decisions.

Tampa Electric and Peoples Gas will have the full year benefit of the 2009 base rate increases implemented in 2009. In addition, the FPSC approved a $26 million base rate increase related to the five combustion turbines and the rail unloading facilities placed in service in 2009, with rates effective Jan. 1, 2010, subject to refund pending the outcome of a hearing on that increase to be held by the FPSC in 2010. The hearing is scheduled for Sep. 1 and 2, and a Commission vote is expected in early November.

The forecast for Tampa Electric and Peoples Gas assumes normal weather for the remainder of the year. The outlook and timing for a Florida economic recovery remains uncertain due to high unemployment and an uncertain housing market. Year-to-date housing market improvements appear to be driven by the home-buyer tax credit programs. The strength of the housing market is uncertain after the expiration of these tax credits at mid-year. Economists continue to forecast a very slow recovery in employment starting in 2010, while others are forecasting a flat economy for 2010. The forecast used by Tampa Electric and Peoples Gas reflects a slight decline in energy sales due to continued weakness in the commercial and industrial sectors and lower customer usage in response to the continued weak economy.

Due to the current strong markets for metallurgical and pulverized coal injection (PCI) coals, TECO Coal now expects its sales in 2010 to be near the upper end of the previously

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provided production sales range of 8.3 to 8.7 million tons. The total expected sales are contracted and priced at an average price of more than $75 per ton. More than one-third of sales are to steel producers and specialty stoker coal users with the remainder sold to utility steam coal customers. The all-in, fully-loaded production costs are expected to be in a range between $65 and $69 per ton, driven by lower diesel fuel costs offset by higher safety requirements, lower productivity that reflects the industry-wide trend of increased inspections by state and federal agencies, and higher royalty cost and severance taxes due to the higher selling prices. Diesel fuel prices have been hedged for those contracts that do not have diesel price adjustments in the contract at average prices below 2009 levels. Production costs may be negatively impacted if there are increased mine safety requirements as a result of the recent mine tragedy in West Virginia.

TECO Guatemala expects improved operating and financial performance at the San José Power Station following the extended unplanned outages in 2009, and higher contract capacity payments, which are expected to increase as the 12-month rolling average availability factor improves. Assuming a return to more normal hydro-electric operating conditions, spot energy sales from the San José Power Station are expected to return to more normal levels for the remainder of the year. EEGSA, the Guatemalan distribution utility, continues to experience customer and energy sales growth, but the issue with the value added distribution tariff (VAD), which was reduced by the Guatemalan regulators in August 2008, remains unresolved. Iberdrola, EEGSA’s largest investor, is in an international arbitration process under the bilateral trade agreement between Spain and Guatemala. At this time, there is no firm schedule to resolve this matter. TECO Guatemala is currently in discussions with the Guatemalan regulatory authorities regarding the five-year extension of the power sales contract for the Alborada Power Station, which expires in September 2010.

This guidance is provided in the form of a range to allow for varying outcomes with respect to important variables, such as the timing of the start of and the strength of an economic and housing market recovery in Florida, weather and customer usage at the Florida utilities, steam coal inventories at TECO Coal’s utility customers and their ability to accept contracted amounts, and margins at TECO Coal.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

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Results Reconciliation (millions)	3 months ended Mar. 31		12 months ended Mar. 31
	2010	2009	2010	2009
GAAP net income attributable to TECO Energy	$55.8	$34.7	$235.0	$166.3

Add debt retirement costs	16.2		16.2	—
Add restructuring charges	0.9	—	16.7	—
Add project development cost write-off	—	—	5.2	—
Exclude gain on sale of Navega	—	(8.7)	—	(8.7)
Add valuation adjustment on auction rate securities	—	3.6	0.2	3.6
Add taxes on repatriated cash and investments	—	—	—	21.6
Add Tampa Electric waterborne transportation audit adjustment	—	—	—	1.9
Exclude TECO Transport transaction costs and final adjustments recorded at TECO Energy Parent	—	—	—	(3.2)

Total charges and gains	17.1	(5.1)	38.3	15.2

Non-GAAP results(1)	$72.9	$29.6	$273.3	$181.5

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts that are included or excluded from the most directly comparable GAAP measure.

Conference call information

As previously announced, TECO Energy will conduct a Webcast and conference call with the financial community at 5:00 pm Eastern time on May 4, 2010 covering its first quarter results and its outlook for the remainder of 2010. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by

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federal, state or local authorities; the hearing before the FPSC in September on Tampa Electric’s 2010 portion of rates approved in 2009, and the intervenor’s appeal of that rate change to the Florida Supreme Court; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity prices; operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in the U.S. federal tax code on earnings from foreign investments that could reduce earnings; the success of ongoing discussions with regulators in Guatemala to extend the purchase power agreement for the Alborada Power Station; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2009.

Summary Information as of Mar. 31, 2010

(millions except per share amounts)	3 months ended		12 months ended
	2010	2009	2010	2009
Revenues	$912.3	$824.0	$3,398.9	$3,407.5

Net income attributable to TECO Energy	$55.8	$34.7	$235.0	$166.3

Earnings per share attributable to TECO Energy – basic	$0.26	$0.16	$1.10	$0.78

Earnings per share attributable to TECO Energy – diluted	$0.26	$0.16	$1.10	$0.78
Average common shares outstanding – basic	212.2	211.4	211.9	211.0
Average common shares outstanding – diluted	213.9	212.2	213.4	211.8

Contact:	News Media: Rick Morera – (813) 228-4945 Investor Relations: Mark Kane – (813) 228-1772 Internet: http://www.tecoenergy.com

MARCH 2010

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions except share data)	2010	2009	2010	2009

Revenues
Regulated electric and gas	$706.5	$653.8	$2,701.8	$2,791.8
Unregulated	205.8	170.2	697.1	615.7

Total revenues	912.3	824.0	3,398.9	3,407.5

Expenses
Regulated operations
Fuel	164.0	228.7	845.2	884.4
Purchased power	57.2	42.2	192.7	265.8
Cost of natural gas sold	116.0	88.3	270.4	445.9
Other	87.9	77.0	329.5	283.4
Operation other expense
Mining related costs	117.6	118.5	457.9	451.9
Guatemalan Power Generation	15.2	3.1	24.5	13.9
Other	1.6	1.0	5.3	4.1
Maintenance	44.7	52.4	180.0	180.2
Depreciation and amortization	77.0	69.7	295.1	270.9
Restructuring charges	1.5	0.0	27.1	0.0
Taxes, other than income	60.7	60.4	224.7	216.9

Total expenses	743.4	741.3	2,852.4	3,017.4

Income from operations	168.9	82.7	546.5	390.1

Other income (expense)
Allowance for other funds used during construction	1.0	3.3	7.0	8.2
Other income	3.4	14.0	12.7	30.3
Loss on debt extinguishment	(26.4)	0.0	(26.4)	0.0
Income from equity investments	2.7	8.8	40.6	64.3

Total other income	(19.3)	26.1	33.9	102.8

Interest charges
Interest expense	59.9	57.6	233.9	230.7
Allowance for borrowed funds used during construction	(0.6)	(1.3)	(3.8)	(3.2)

Total interest charges	59.3	56.3	230.1	227.5

Income before provision for income taxes	90.3	52.5	350.3	265.4
Provision for income taxes	34.3	17.8	115.1	99.1

Net income	56.0	34.7	235.2	166.3
Less: Net income attributable to noncontrolling interest	(0.2)	0.0	(0.2)	0.0

Net income attributable to TECO Energy	$55.8	$34.7	$235.0	$166.3

Average common shares outstanding - basic (millions)	212.2	211.4	211.9	211.0
Average common shares outstanding - diluted (millions)	213.9	212.2	213.4	211.8

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy — basic	0.26	0.16	1.10	0.78
Earnings per share attributable to TECO Energy — diluted	0.26	0.16	1.10	0.78

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	March 31, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$232.0	$46.0
Short-term investments	0.0	0.8
Receivables	347.9	277.4
Inventories at average cost
Fuel	154.0	124.3
Materials and supplies	74.5	65.7
Current derivative assets	0.5	0.8
Income tax receivables	2.1	1.7
Prepayments and other current assets	24.5	25.7
Current regulatory assets	117.0	109.2

Total current assets	952.5	651.6

Property, plant and equipment
Utility plant in service
Electric	6,300.2	6,079.5
Gas	1,024.6	1,017.2
Construction work in progress	346.0	304.5
Other property	382.3	377.2

Property plant and equipment at original cost	8,053.1	7,778.4
Accumulated depreciation	(2,318.4)	(2,234.3)

Total property, plant and equipment, net	5,734.7	5,544.1

Other assets
Deferred income taxes	188.5	222.7
Long-term regulatory assets	338.2	335.6
Investment in unconsolidated affiliates	146.2	279.3
Goodwill	59.4	59.4
Long-term derivative assets	0.3	0.2
Deferred charges and other assets	131.0	126.6

Total other assets	863.6	1,023.8

Total assets	$7,550.8	$7,219.5

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$206.5	$106.5
Non-recourse	9.8	1.4
Notes payable	18.0	55.0
Accounts payable	240.3	251.4
Other current liabilities	17.4	20.6
Customer deposits	153.1	151.2
Current derivative liabilities	67.8	34.0
Interest accrued	74.9	45.3
Taxes accrued	42.7	20.5
Current regulatory liabilities	69.0	85.4

Total current liabilities	899.5	771.3

Other liabilities
Investment tax credits	10.7	10.8
Long-term regulatory liabilities	608.2	602.6
Long-term derivative liabilities	8.1	3.6
Deferred credits and other liabilities	534.5	544.2
Long-term debt, less amount due within one year
Recourse	3,342.6	3,195.4
Non-recourse	42.2	6.2

Total other liabilities	4,546.3	4,362.8

Total Liabilities	5,445.8	5,134.1
Capital
Common equity	213.9	213.9
Additional paid in capital	1,533.3	1,530.8
Retained earnings	378.8	365.7
Accumulated other comprehensive loss	(21.5)	(25.0)

TECO Energy stockholders’ equity	2,104.5	2,085.4
Noncontrolling interest	0.5	0.0

Total capital	2,105.0	2,085.4

Total liabilities and capital	$7,550.8	$7,219.5

Book Value Per Share	$9.84	$9.75

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions)	2010	2009	2010	2009

Cash flows from operating activities
Net income	$56.0	$34.7	$235.2	$166.3

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	77.0	69.7	295.1	270.9
Deferred income taxes	36.3	18.1	116.7	98.0
Investment tax credits, net	(0.1)	(0.1)	(0.4)	(0.4)
Allowance for other funds used during construction	(1.0)	(3.3)	(7.0)	(8.2)
Non-cash stock compensation	1.7	1.8	10.2	9.1
Gain on sales of business / assets, pretax	(0.4)	(18.7)	2.3	(19.3)
Noncash debt extinguishment, pretax	0.9	0.0	0.9	0.0
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	(2.7)	(7.1)	0.0	(44.8)
Deferred recovery clause	7.9	66.9	77.6	(37.5)
Receivables, less allowance for uncollectibles	(58.4)	(9.1)	(40.9)	14.0
Inventories	(22.4)	(27.7)	(21.6)	(44.0)
Prepayments and other current assets	2.6	5.2	(2.5)	1.3
Taxes accrued	19.7	13.1	6.9	(3.0)
Interest accrued	26.5	33.6	(7.0)	13.3
Accounts payable	6.7	(23.4)	(8.6)	(26.0)
Other	(8.9)	25.0	30.4	23.9

	141.4	178.7	687.3	413.6

Cash flows from investing activities
Capital expenditures	(142.9)	(191.0)	(591.6)	(643.7)
Allowance for other funds used during construction	1.0	3.3	7.0	8.2
Net proceeds from sale of business / assets	0.4	29.1	2.9	37.0
Restricted cash	0.0	0.2	0.4	0.1
Contributions to unconsolidated affiliates	(0.6)	0.0	(0.8)	0.0
Other investments	0.8	2.4	14.6	2.3

	(141.3)	(156.0)	(567.5)	(596.1)

Cash flows from financing activities
Dividends	(42.7)	(42.6)	(171.0)	(170.1)
Proceeds from sale of common stock	1.1	1.0	5.2	21.5
Proceeds from long-term debt	543.5	0.0	645.5	137.0
Repayment of long-term debt / Purchase in lieu of redemption	(302.4)	(1.4)	(307.9)	(7.1)
Dividend to noncontrolling interest	(0.7)	0.0	(0.6)	0.0
Net increase (decrease) in short-term debt	(37.0)	43.0	(118.0)	118.0

	161.8	0.0	53.2	99.3

Net increase (decrease) in cash and cash equivalents	161.9	22.7	173.0	(83.2)
Cash and cash equivalents at beginning of period (1)	70.1	12.2	59.0	118.1

Cash and cash equivalents at end of period	$232.0	$34.9	$232.0	$34.9

(1)	Cash and cash equivalents at beginning of period for both the 3 month and 12 month periods ended March 31, 2010, have been adjusted to include $24.1 million from the reconsolidation of two projects in Guatemala effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric		Peoples Gas		TECO Coal	TECO Guatemala		Other & Eliminations		TECO Energy
Three months ended March 31,
2010	Revenues - outsiders	$524.8		$181.7		$172.0	$33.8		$—		$912.3
	Sales to affiliates	0.3		11.2		—	—		(11.5)		—

	Total revenues	525.1		192.9		172.0	33.8		(11.5)		912.3
	Equity Earnings in Unconsolidated Affiliates	—		—		—	3.2		(0.5)		2.7
	Depreciation	53.0		11.4		10.8	1.8		—		77.0
	Restructuring charges	—		—		—	—		1.5	(2)	1.5
	Total interest charges (1)	30.3		4.6		1.8	4.6		18.0		59.3
	Allocated interest expense (1)	—		—		1.8	3.3		(5.1)		—
	Provision (Benefit) for income taxes	27.8		11.2		2.4	4.0		(11.1)		34.3
	Net income (loss) attributable to TECO Energy	$48.1		$17.9		$16.8	$10.4		$(37.4	)(3)	$55.8

2009	Revenues - outsiders	$507.3		$146.5		$168.1	$2.1		$—		$824.0
	Sales to affiliates	0.3		6.5		—	—		(6.8)		—

	Total revenues	507.6		153.0		168.1	2.1		(6.8)		824.0
	Equity Earnings in Unconsolidated Affiliates	—		—		—	8.8		—		8.8
	Depreciation	48.0		10.8		10.6	0.2		0.1		69.7
	Restructuring charges	—		—		—	—		—		—
	Total interest charges (1)	28.2		4.7		1.8	3.2		18.4		56.3
	Allocated interest expense (1)	—		—		1.5	3.1		(4.6)		—
	Provision (Benefit) for income taxes	9.4		7.2		1.3	9.6		(9.7)		17.8
	Net income (loss) attributable to TECO Energy	$18.3		$11.2		$8.0	$13.2	(7)	$(16.0	)(8)	$34.7

Twelve months ended March 31,
2010	Revenues - outsiders	$2,210.9		$490.9		$657.0	$39.9		$0.2		$3,398.9
	Sales to affiliates	1.3		19.8		—	—		(21.1)		—

	Total revenues	2,212.2		510.7		657.0	39.9		(20.9)		3,398.9
	Equity Earnings in Unconsolidated Affiliates	—		—		—	41.7		(1.1)		40.6
	Depreciation	205.3		44.8		42.3	2.4		0.3		295.1
	Restructuring charges	18.4		4.7		—	—		4.0		27.1
	Total interest charges (1)	118.4		18.5		7.4	14.3		71.5		230.1
	Allocated interest expense (1)	—		—		6.7	12.8		(19.5)		—
	Provision (Benefit) for income taxes	116.7		17.4		8.8	5.2		(33.0)		115.1
	Net income (loss) attributable to TECO Energy	$190.0	(5)	$38.6	(6)	$46.1	$35.8		$(75.5	)(4)	$235.0

2009	Revenues - outsiders	$2,135.9		$655.9		$607.3	$8.1		$0.3		$3,407.5
	Sales to affiliates	1.4		6.5		—	—		(7.9)		—

	Total revenues	2,137.3		662.4		607.3	8.1		(7.6)		3,407.5
	Equity Earnings in Unconsolidated Affiliates	—		—		—	64.0		0.3		64.3
	Depreciation	188.5		42.4		39.0	0.8		0.2		270.9
	Restructuring charges	—		—		—	—		—		—
	Total interest charges (1)	113.5		18.7		7.4	14.7		73.2		227.5
	Allocated interest expense (1)	—		—		6.0	14.4		(20.4)		—
	Provision (Benefit) for income taxes	82.8		18.0		1.8	22.6		(26.1	)(8)	99.1
	Net income (loss) attributable to TECO Energy	$138.0	(9)	$28.3		$18.6	$39.5	(7)	$(58.1	)(8)(10)	$166.3

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the 3 months ended March 30, 2010 include a $1.5 million ($0.9 million after tax) charge related to the SERP pay-out that occurred as a result of the restructuring in 2009.
(3)	Results for the 3 months ended March 31, 2010 include a $16.2 million after tax charge related to the debt extinguishment activities at TECO Energy and TECO Finance.
(4)	Results for the 12 months ended March 31, 2010 include $0.2 million loss related to the sale of the auction rate security and $2.5 million after tax restructuring costs.
(5)	Results for the 12 months ended March 31, 2010 include a $5.2 million write-off related to project development costs and $11.3 million after-tax restructuring costs.
(6)	Results for the 12 months ended March 31, 2010 include $2.9 million after-tax restructuring costs.
(7)	Results for the 3 and 12 months ended March 31, 2009 include a $8.7 million gain related to the sale of Navega. Additionally, the 12 months ended March 31, 2009 results include $9.6 million in taxes related to the repatriated cash and investments from Guatemala in the fourth quarter of 2008.
(8)	Results for the 3 and 12 months ended March 31, 2009 include a $3.6 million loss related to the auction rate security valuation allowance. Additionally, the 12 months ended March 31, 2009 includes a $12.0 million valuation allowance in consolidated income taxes related to the cash and investments repatriated from Guatemala in the fourth quarter of 2008.
(9)	Results for the 12 months ended March 31, 2009 include a $1.9 million after-tax charge related to a settlement in the fourth quarter of 2008 with the Florida Public Service Commission Staff of issues involving waterborne coal transportation services provided by a former affiliate company (TECO Transport).
(10)	Results for the 12 months ended March 31, 2009 include a $3.2 million tax benefit booked in the fourth quarter of 2008 related to the sale of TECO Transport.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales -- Kilowatt-hours*
Three Months Ended March 31,	2010	2009	Percent Change	2010	2009	Percent Change

Residential	$267,141	$251,009	6.4	2,229,950	1,887,698	18.1
Commercial	147,096	166,282	(11.5)	1,385,160	1,399,862	(1.1)
Industrial — Phosphate	21,522	20,958	2.7	243,708	246,845	(1.3)
Industrial — Other	23,982	29,280	(18.1)	242,724	272,161	(10.8)
Other sales of electricity	46,284	49,994	(7.4)	430,865	414,512	3.9

	506,025	517,523	(2.2)	4,532,407	4,221,078	7.4

Deferred and other revenues	(3,379)	(32,488)	(89.6)	—	—	—
Sales for resale	9,890	12,135	(18.5)	94,129	145,537	(35.3)
Other operating revenue	12,396	10,487	18.2	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	206	—	—	—	—	—

	$525,138	$507,657	3.4	4,626,536	4,366,615	6.0

Average customers	669,930	667,309	0.4	—	—	—

Retail Net Energy For Load				4,636,144	4,362,641	6.3

Total Degree Days				786	591	33.0

* in thousands

	Operating Revenues*			Sales – Kilowatt-hours*
Twelve Months Ended March 31,	2010	2009	Percent Change	2010	2009	Percent Change

Residential	$1,098,592	$1,025,726	7.1	9,008,723	8,656,079	4.1
Commercial	669,898	657,781	1.8	6,259,601	6,330,566	(1.1)
Industrial — Phosphate	81,741	70,400	16.1	903,143	971,344	(7.0)
Industrial — Other	105,682	113,202	(6.6)	1,059,036	1,202,065	(11.9)
Other sales of electricity	200,555	193,107	3.9	1,855,615	1,835,475	1.1

	2,156,468	2,060,216	4.7	19,086,118	18,995,529	0.5

Deferred and other revenues	(34,778)	(43,526)	(20.1)	—	—	—
Sales for resale	40,191	65,783	(38.9)	388,929	840,362	(53.7)
Other operating revenue	50,062	44,042	13.7	—	—	—
SO2 Allowance Sales	93	10,832	(99.1)	—	—	—
NOx Allowance Sales	206	—	—	—	—	—

	$2,212,242	$2,137,347	3.5	19,475,047	19,835,891	(1.8)

Average customers	667,404	666,859	0.1	—	—	—

Retail Net Energy For Load				20,025,859	19,903,689	0.6

Total Degree Days				4,519	3,994	13.1

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended March 31,	2010	2009	Percent Change	2010	2009	Percent Change

By Customer Segment:
Residential	$71,436	$59,401	20.3	46,282	33,069	40.0
Commercial	50,063	47,233	6.0	125,286	110,096	13.8
Industrial	2,662	2,178	22.2	54,640	46,898	16.5
Off System Sales	51,321	26,414	94.3	82,477	51,013	61.7
Power generation	2,302	2,755	(16.4)	128,894	108,097	19.2
Other revenues	12,715	12,964	(1.9)	—	—	—

	$190,499	$150,945	26.2	437,579	349,173	25.3

By Sales Type:
System supply	$148,929	$113,743	30.9	146,124	102,232	42.9
Transportation	28,855	24,238	19.0	291,455	246,941	18.0
Other revenues	12,715	12,964	(1.9)	—	—	—

	$190,499	$150,945	26.2	437,579	349,173	25.3

Average customers	336,350	335,604	0.2	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended March 31,	2010	2009	Percent Change	2010	2009	Percent Change

By Customer Segment:
Residential	$155,402	$161,087	(3.5)	86,694	79,660	8.8
Commercial	145,025	158,422	(8.5)	396,852	378,981	4.7
Industrial	8,173	8,202	(0.4)	187,552	189,698	(1.1)
Off System Sales	142,981	275,342	(48.1)	300,403	296,255	1.4
Power generation	9,595	12,051	(20.4)	559,150	456,976	22.4
Other revenues	40,364	39,623	1.9	—	—	—

	$501,540	$654,727	(23.4)	1,530,651	1,401,570	9.2

By Sales Type:
System supply	$367,569	$527,034	(30.3)	441,884	436,086	1.3
Transportation	93,607	88,070	6.3	1,088,767	965,484	12.8
Other revenues	40,364	39,623	1.9	—	—	—

	$501,540	$654,727	(23.4)	1,530,651	1,401,570	9.2

Average customers	334,638	335,007	(0.1)	—	—	—

*	in thousands